Exhibit 99.3

Lack of Effect of the Nucleotide Analog Polymerase Inhibitor PSI-7977 on Methadone Pharmacokinetics and Pharmacodynamics

JM Denning, MT Cornpropst, D Clemons, L Fang, M Sale, MM Berrey, WT Symonds

Purpose: PSI-7977 is a uridine nucleotide analog currently in development for the treatment of all genotypes of hepatitis C virus (HCV), in regimens containing pegylated interferon and ribavirin and in interferon-free regimens, including combinations with the guanine nucleotide analog, PSI-352938. There are a substantial number of patients infected with HCV receiving methadone, a narrow-therapeutic range drug prescribed for opiate addiction. Thus, the current study was undertaken to evaluate the effect of steady state PSI-7977 on the steady-state pharmacokinetics (PK) and pharmacodynamics of R- and S-methadone.

Methods: Fifteen HCV-negative subjects receiving a stable dose (30 to 105 mg) of daily oral methadone prescribed for opiate addiction were enrolled into an open-label, single-sequence, drug-drug interaction study. Subjects received 7 days of methadone + PSI-7977 400 mg. Serial blood sampling for PK assessment was performed the day prior to PSI-7977 initiation (Day -1; methadone only) and on Day 7 of the combination (PSI-7977/metabolites and methadone). During the study, the Short Opiate Withdrawal Scale (SOWS) and Desires for Drugs Questionnaire (DDQ) were used to assess opiate withdrawal; pupil diameter was measured to gauge methadone toxicity. Geometric least-squares means (LSMeans) ratios of R and S methadone pharmacokinetic parameters for the test (methadone + PSI-7977) versus reference (methadone alone) treatments and 90% confidence intervals (CI) were calculated. No effect of PSI-7977 on methadone was declared if the 90% CIs for the ratios were contained within 70-143% and no methadone withdrawal or toxicity was detected.

Results: All 15 subjects completed the study; 14 were included in the PK analyses. There were 16 adverse events (AEs) reported in 9 subjects; none of the AEs were considered related to study drug. There were no reports of subjective methadone withdrawal symptoms or indications of decreased efficacy as indicated by the SOWS, DDQ or pupil diameter measurements. Day 7:Day -1 LSMeans ratios (90% CIs) for R-methadone were 99.1% (84.8, 116) and 101% (84.7, 121) for Cmax and AUCtau, respectively. These values for S-methadone were 94.6% (79.3, 113) and 95.3% (77.3, 117). Day 7 PSI-7977 and metabolite pharmacokinetics were similar to those obtained in HCV-infected subjects.

Conclusions: Steady-state PSI-7977 does not alter methadone pharmacokinetics nor does it elicit a change in methadone pharmacodynamics. As such, PSI-7977 and methadone may be safely co-administered without dosage adjustment.